PROSPECTUS Dated May 18, 2000                       Pricing Supplement No. 40 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-34392
Dated May 19, 2000                                        Dated October 10, 2000
                                                                  Rule 424(b)(3)

                        Morgan Stanley Dean Witter & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES D
              Euro Senior Registered Floating Rate Renewable Notes

                           ---------------------------

                   EXtendible Liquidity SecuritiesSM (EXLsSM)

     We will not redeem these EXLs prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption--All Notes" in the accompanying prospectus supplement.

     We will apply to the U.K. Listing Authority for the EXLs to be admitted on the Official List of the London Stock Exchange as soon as practicable following the settlement of the EXLs subject to meeting the applicable listing requirements.

     We will apply to list the EXLs on the Luxembourg Stock Exchange subject to meeting the applicable listing requirements.

     The euro senior registered floating rate renewable notes (EXtendible Liquidity Securities) described in this pricing supplement, which we refer to as the EXLs, will mature on the initial maturity date, unless the maturity of all or any portion of the principal amount of the EXLs is extended in accordance with the procedures described below. In no event will the maturity of the EXLs be extended beyond the final maturity date. The term "EXL" refers to each Euro 100,000 of the Euro Senior Registered Floating Rate Renewable Notes.

     During each election period, you may elect to extend the maturity of some or all of your EXLs so that the maturity of your EXLs will be extended to the date occurring 18 calendar months from and including the earliest to occur of the next succeeding January 24, April 24, July 24 or October 24. However, if the date to which the maturity date would otherwise be extended is not a business day, the maturity of your EXLs will be extended to the immediately preceding business day. The election periods will be the periods from and including the tenth business day to and including the fifth business day prior to each January 24, April 24, July 24 and October 24, commencing in July 2002 to and including April 2009.

     You may elect to extend the maturity of some or all of your EXLs. To make your election effective during any election period, you must deliver a notice of election during that election period. Your notice of election must be delivered to the Chase Manhattan Bank (London Branch) through the normal clearing system channels described in more detail below, no later than the last business day in the election period. Upon delivery to the Chase Manhattan Bank (London Branch) of a notice of election to extend the maturity of the EXLs or any portion thereof, that election will be irrevocable.

     If during any election period you do not make an election to extend the maturity of all or any portion of the principal amount of your EXLs, the principal amount of the EXLs for which you have failed to make such an election will become due and payable on the initial maturity date, or any later date to which the maturity of your EXLs has previously been extended. The principal amount of the EXLs for which such election is not exercised will be represented by a note issued on the next succeeding interest payment date. The note so issued will have the same terms as the EXLs, except that it will not be extendible, will have a separate ISIN number and Common Code number and its maturity date will be the initial maturity date or any later date to which the maturity of those EXLs has previously been extended. The failure to elect to extend the maturity of all or any portion of the EXLs will be irrevocable and will be binding upon any subsequent holder of such EXLs.

     The EXLs will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at a rate determined for each interest reset period by reference to the base rate, based on the index maturity, plus the applicable spread for the applicable interest reset date. We describe how floating rates are determined and calculated in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

     The EXLs will be issued in registered global form and will remain on deposit with a common depositary for the Euroclear operator and Clearstream, Luxembourg. Therefore, you must exercise the option to extend the maturity of your EXLs through the common depositary. To ensure that the common depositary will receive timely notice of your election to extend the maturity of all or a portion of your EXLs, so that it can deliver notice of your election to the Chase Manhattan Bank (London Branch) prior to the close of business on the last business day in the election period, you must instruct the direct or indirect participant through which you hold an interest in the EXLs to notify the common depositary of your election to extend the maturity of your EXLs in accordance with the then applicable operating procedures of the common depositary.

     The common depositary must receive any notice of election from its participants no later than 12:00 noon (London time) on the last business day in the election period. Different firms have different deadlines for accepting instructions from their customers. You should consult the direct or indirect participant through which you hold an interest in the EXLs to ascertain the deadline for ensuring that timely notice will be delivered to the common depositary.

     The EXLs we are offering by this pricing supplement will initially be limited to Euro 350,000,000 in aggregate principal amount. We may create and issue additional EXLs with the same terms as these EXLs so that the additional EXLs will be combined with this initial issuance of EXLs.

     "EXtendible Liquidity Securities" and "EXLs" are our service marks.

Principal Amount:            Euro 350,000,000

Settlement Date
   (Original Issue Date):    October 24, 2000

                                                        (continued on next page)

Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

                           MORGAN STANLEY DEAN WITTER

KBC INTERNATIONAL GROUP                                  WESTDEUTSCHE LANDESBANK
                                                                    GIROZENTRALE


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Initial Maturity Date:         October 24, 2003, or if such
                               day is not a business day, the
                               immediately preceding
                               business day

Final Maturity Date:           October 24, 2010, or if such
                               day is not a business day, the
                               immediately preceding
                               business day

Base Rate:                     EURIBOR

Index Maturity:                Three months

Spread:                        Plus 0.20% per annum

Spread Multiplier:             N/A

Maximum Interest Rate:         N/A

Minimum Interest Rate:         N/A

Interest Accrual Date:         October 24, 2000

Initial Interest Rate:         To be determined on the
                               second TARGET settlement
                               day prior to the Original
                               Issue Date.

Initial Interest Reset Date:   January 24, 2001

Interest Reset Dates:          Each January 24, April 24,
                               July 24 and October 24,
                               commencing January 24,
                               2001.

Interest Payment Dates :       Each January 24, April 24,
                               July 24 and October 24,
                               commencing January 24,
                               2001.  The final interest
                               payment date for the EXLs,
                               or any portion of the EXLs
                               maturing prior to the final
                               maturity date, will be the
                               maturity date, and interest
                               for the final interest payment
                               period will accrue from and
                               including the interest
                               payment date immediately
                               preceding such maturity date
                               to but excluding the maturity
                               date.
Interest Determination
   Dates:                      The second TARGET settlement
                               day prior to each interest reset
                               date.

Election Periods:              The period from and including
                               the tenth business day to and
                               including the fifth business day
                               prior to each January 24, April
                               24, July 24 and October 24,
                               commencing in July 2002 to and
                               including April 2009.

Redemption Dates:              N/A

Redemption Percentage:         N/A

Alternate Rate Event
   Spread:                     N/A

Interest Payment Period:       Quarterly.  See also "Interest
                               Payment Dates."

Interest Reset Period:         Quarterly

Specified Currency:            Euros

Issue Price:                   99.972%

Bearer Note or
   Registered Note:            Registered Note

Senior Note or
   Subordinated Note:          Senior Note

Reporting Service:             Telerate Page 248

Principal Paying Agent
   and Calculation Agent:      The Chase Manhattan Bank
                               (London Branch)

Trustee:                       The Chase Manhattan Bank

Agent:                         Morgan Stanley & Co.
                               International Limited

Denominations:                 Euro 100,000

Common Code:                   11924824

ISIN:                          XS0119248242

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


     Plan of Distribution:

     On October 10, 2000, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of EXLs set forth opposite their respective names below at a net price of 99.622%, which we refer to as the "purchase price." The purchase price equals the stated issue price of 99.972% less a combined management and underwriting commission of 0.35% of the principal amount of these EXLs.

                                                          Principal Amount of
Name                                                             the EXLs
----                                                         -------------------
Morgan Stanley & Co. International Limited..............     Euro 343,000,000
KBC Bank NV ............................................            3,500,000
Westdeutsche Landesbank Girozentrale....................            3,500,000
        Total...........................................     Euro 350,000,000
                                                             ================

     United States Federal Taxation:

     See "United States Federal Taxation--Income Taxes--Notes" in the accompanying prospectus supplement.

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